EXECUTION VERSION

SECOND EXTENSION AGREEMENT
THIS SECOND EXTENSION AGREEMENT, dated as of September 18, 2014 (this “Agreement”), among WESTAR ENERGY, INC., a Kansas corporation (the “Borrower”), Kansas Gas and Electric Company, a Kansas corporation (the “Guarantor”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), CITIBANK, N.A., as syndication agent, and BANK OF AMERICA, N.A., THE BANK OF NEW YORK MELLON, UNION BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agents.
RECITALS
A.    The Borrower, the banks and other financial institutions party thereto and the Administrative Agent are parties to that certain Credit Agreement dated as of September 29, 2011, as amended by the First Extension Agreement, dated as of July 19, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement as they may be modified pursuant to this Agreement.
B.    The Borrower has requested a one-year extension of the Revolving Termination Date pursuant to Section 2.1(b) of the Credit Agreement and the Lenders signatory hereto have approved such request.
STATEMENT OF AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
I.EXTENSION
Pursuant to Section 2.1(b) of the Credit Agreement, the Borrower provided not less than 65 days’ written notice to the Administrative Agent prior to September 29, 2014 (the “Noticed Anniversary Date”) of its request to extend the Revolving Commitments. As of the date hereof, Lenders (the “Extending Lenders”) holding more than fifty percent (50%) of the Total Revolving Commitments have approved the Borrower’s request to extend the Revolving Commitments and, subject to the satisfaction of the conditions precedent set forth in Section III, the Revolving Termination Date as to the Extending Lenders shall be extended for an additional year from the then-applicable Revolving Termination Date. The Revolving Termination Date as to any Declining Lender remains unchanged.
II.    AMENDMENT
The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

III.    CONDITIONS PRECEDENT
The extension of the Revolving Termination Date pursuant to Section I and the amendments pursuant to Section II shall become effective as of the date when, and only when, each of the following conditions precedent shall have been satisfied (the “Extension Date”):
The Administrative Agent (or its counsel) shall have received from the Borrower, the Guarantor, Extending Lenders constituting Required Lenders and from each Issuing Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic image scan transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
The Borrower shall have paid:
to the Administrative Agent, for the account of each Extending Lender, an extension fee in the amount of 0.06% of such Extending Lender’s Revolving Commitment as of the Extension Date, which extension fee once paid will be fully earned and nonrefundable; and
all other fees and reasonable expenses of the Administrative Agent and the Lenders required under the Credit Agreement and any other Loan Document to be paid on or prior to the Extension Date (including reasonable fees and expenses of counsel) in connection with this Agreement.
The Administrative Agent shall have received a certificate, dated the Extension Date and signed by an authorized officer of the Borrower, confirming (i) no Default or Event of Default shall have occurred and be continuing on the Extension Date and after giving effect thereto and (ii) the representations and warranties set forth in Section IV hereof, if not qualified as to materiality, shall be true and correct in all material respects and all other representations and warranties set forth in Section IV hereof shall be true and correct, in each case on and as of the Extension Date with the same force and effect as if made on or as of the Extension Date (except for those representations and warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties, if not qualified as to materiality, shall be true and correct in all material respects and all such other representations and warranties shall be true and correct, in each case as of such specific date).
IV.    REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that (i) each of the representations and warranties contained in Section 3 of the Credit Agreement, if not qualified as to materiality, are true and correct in all material respects and all other representations and warranties set forth in Section 3 of the Credit Agreement are true and correct, in each case on and as of the Extension Date, both immediately before and after giving effect to this Agreement (except for those representations and warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties, if not qualified as to materiality, shall be true and correct in all material respects and all such other representations and warranties shall be true and correct, in each case as of such specific date), (ii) this Agreement has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms and (iii) no Default or Event of Default shall have occurred and be continuing on the Extension Date, both immediately before and after giving effect to this Agreement.

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V.    ACKNOWLEDGMENT AND CONFIRMATION OF THE BORROWER AND GUARANTOR
Each of the Borrower and Guarantor hereby confirms and agrees that after giving effect to this Agreement, the Credit Agreement and the other Loan Documents remain in full force and effect and enforceable against each Loan Party in accordance with their respective terms and shall not be discharged, diminished, limited or otherwise affected in any respect. Each of the Borrower and Guarantor represents and warrants to the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Loan Documents, or if the Borrower or Guarantor has any such claims, counterclaims, offsets, or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Agreement. This acknowleodgment and confirmation by the Borrower and Guarantor is made and delivered to induce the Administrative Agent and the Lenders to enter into this Agreement. Each of the Borrower and Guarantor acknowledges that the Administrative Agent and the Lenders would not enter into this Agreement in the absence of the acknowledgment and confirmation contained herein.
VI.    MISCELLANEOUS
GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5‑1401 AND 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).
Full Force and Effect. Except as expressly modified hereby, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after giving effect to this Agreement. Any reference to the Credit Agreement or any of the other Loan Documents herein or in any such documents shall refer to the Credit Agreement and Loan Documents as modified hereby. This Agreement is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Agreement shall constitute a Loan Document under the terms of the Credit Agreement.
Expenses. The Borrower agrees on demand (i) to pay all reasonable fees and expenses of counsel to the Administrative Agent, and (ii) to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents delivered in connection herewith.
Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.
Construction. The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. The provisions of Section 1.2 of the Credit Agreement are hereby incorporated

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by reference as if fully set forth herein.
Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by email shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
WESTAR ENERGY, INC., as Borrower
By:    /s/ Anthony D. Somma
Anthony D. Somma
Senior Vice President, Chief Financial Officer and Treasurer

KANSAS GAS AND ELECTRIC COMPANY, as Guarantor
By:    /s/ Anthony D. Somma
Anthony D. Somma
Vice President and Treasurer

Westar Energy Inc., Second Extension Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, as an Issuing Lender and as a Lender

By:    /s/ Bridget Killackey
Name:    Bridget Killackey

Title:	Vice President

Westar Energy Inc., Second Extension Agreement

BANK OF AMERICA, N.A., as a Documentation Agent and as a Lender

By:    /s/ Alok Jain
Name:    Alok Jain

Title:	Vice President

Westar Energy Inc., Second Extension Agreement

THE BANK OF NEW YORK MELLON

By:    /s/ Hussam S. Alsahlani
Name:    Hussam S. Alsahlani
Title:    Vice President

Westar Energy Inc., Second Extension Agreement

CITIBANK, N.A., as an Issuing Lender and as a Lender

By:    /s/ Anita J. Brickell
Name:    Anita J. Brickell

Title:	Vice President

Westar Energy Inc., Second Extension Agreement

Wells Fargo Bank, N.A.

By:    /s/ Frederick W. Price
Name:    Frederick W. Price

Title:	Managing Director

Westar Energy Inc., Second Extension Agreement

Barclays Bank PLC

By:    /s/ Alicia Borys
Name:    Alicia Borys

Title:	Vice President

Westar Energy Inc., Second Extension Agreement

CoBank, ACB

By:    /s/ John Kemper
Name:    John Kemper

Title:	Vice President

Westar Energy Inc., Second Extension Agreement

BNP Paribas

By:    /s/ Francis J. Delaney
Name:    Francis J. Delaney

Title:	Managing Director
By:    /s/ Roberto Impeduglia
Name:    Roberto Impeduglia

Title:	Vice President

Westar Energy Inc., Second Extension Agreement

U.S. BANK, NATIONAL ASSOCIATION, as an Issuing Lender and as a Lender

By:    /s/ Michael T. Sagges
Name:    Michael T. Sagges

Title:	Vice President

Westar Energy Inc., Second Extension Agreement

UMB Bank, n.a.

By:    /s/ David Proffitt
Name:    David Proffitt

Title:	Senior Vice President

Westar Energy Inc., Second Extension Agreement

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:    /s Harvey Horowitz
Name:    Harvey Horowitz

Title:	Vice President

Westar Energy Inc., Second Extension Agreement

GOLDMAN SACHS BANK USA, as a Lender
By:    /s/ Mark Walton
Name:    Mark Walton

Title:	Authorized Signatory

Westar Energy Inc., Second Extension Agreement

EXHIBIT A
[See Attached]

~~Conformed for First Extension Amendment dated July 19, 2013~~

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
among
WESTAR ENERGY, INC.,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
CITIBANK, N.A.,
as Syndication Agent,
and
BANK OF AMERICA, N.A.,
THE BANK OF NEW YORK MELLON,
UNION BANK, N.A.,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents
Dated as of September 29, 2011

J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., THE BANK OF NEW YORK MELLON, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, UNION BANK, N.A., and WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Lead Bookrunners

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SECTION 1. DEFINITIONS	1

1.1	Defined Terms 1

1.2	Other Definitional Provisions 17

SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS	~~17~~18

2.1	Revolving Commitments ~~17~~18

2.2	Procedure for Revolving Loan Borrowing ~~18~~19

2.3	Letters of Credit 19

2.4	Commitment Fees, etc ~~22~~23

2.5	Termination or Reduction of Revolving Commitments ~~22~~23

2.6	Optional Prepayments ~~23~~24

2.7	Conversion and Continuation Options ~~23~~24

2.8	Limitations on LIBOR Tranches 24

2.9	Interest Rates and Payment Dates ~~24~~25

2.10	Computation of Interest and Fees ~~24~~25

2.11	Inability to Determine Interest Rate 25

2.12	Pro Rata Treatment and Payments ~~25~~26

2.13	Requirements of Law. ~~26~~27

2.14	Taxes ~~27~~28

2.15	Indemnity ~~30~~31

2.16	Change of Lending Office ~~30~~31

2.17	Replacement of Lenders ~~30~~31

2.18	Swingline Commitment ~~31~~32

2.19	Procedure for Swingline Borrowing; Refunding of Swingline Loans ~~31~~32

2.20	Defaulting Lenders ~~32~~34

2.21	Increase in Revolving Commitments ~~35~~36

SECTION 3. REPRESENTATIONS AND WARRANTIES	~~36~~38

3.1	Financial Condition ~~36~~38

3.2	No Change ~~37~~38

3.3	Existence; Compliance with Law ~~37~~38

3.4	Power; Authorization; Enforceable Obligations ~~37~~38

3.5	No Legal Bar ~~37~~39

3.6	Litigation ~~37~~39

3.7	No Default ~~38~~39

3.8	Ownership of Property; Liens ~~38~~39

3.9	Intellectual Property ~~38~~39

3.10	Taxes ~~38~~39

3.11	Federal Regulations ~~38~~39

3.12	Labor Matters ~~38~~40

3.13	ERISA ~~38~~40

3.14	Investment Company Act; Other Regulations ~~39~~40

3.15	Subsidiaries ~~39~~40

3.16	Use of Proceeds ~~39~~40

3.17	Environmental Matters ~~39~~40

3.18	Accuracy of Information, etc ~~40~~41

3.19	Security Documents ~~40~~42

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Page

3.20	Solvency ~~40~~42
3.21    Anti-Corruption Laws and Sanctions    42

SECTION 4. CONDITIONS PRECEDENT	~~41~~42

4.1	Conditions to Initial Extension of Credit ~~41~~42

4.2	Conditions to Each Extension of Credit ~~42~~43

4.3	Consequences of Effectiveness ~~42~~44

SECTION 5. AFFIRMATIVE COVENANTS	~~42~~44

5.1	Financial Statements, Reports, etc ~~42~~44

5.2	Payment of Obligations ~~44~~45

5.3	Maintenance of Existence; Compliance ~~44~~45

5.4	Maintenance of Property; Insurance ~~44~~46

5.5	Inspection of Property; Books and Records; Discussions ~~44~~46

5.6	Notices ~~44~~46

5.7	Environmental Laws ~~45~~46

5.8	PATRIOT Act ~~45~~47

SECTION 6. NEGATIVE COVENANTS	~~45~~47

6.1	Consolidated Debt to Capital Ratio ~~45~~47

6.2	Liens ~~45~~47

6.3	Fundamental Changes ~~47~~49

6.4	Disposition of Property ~~48~~50

6.5	Transactions with Affiliates ~~49~~51

6.6	Clauses Restricting Subsidiary Distributions ~~49~~51

6.7	Lines of Business ~~49~~51

6.8	Ownership of KGE ~~50~~51
6.9    Use of Proceeds        51

SECTION 7. EVENTS OF DEFAULT	~~50~~52

SECTION 8. THE AGENTS	~~52~~54

8.1	Appointment ~~52~~54

8.2	Delegation of Duties ~~53~~54

8.3	Exculpatory Provisions ~~53~~54

8.4	Reliance by Administrative Agent ~~53~~55

8.5	Notice of Default ~~53~~55

8.6	Non‑Reliance on Agents and Other Lenders ~~54~~55

8.7	Indemnification ~~54~~56

8.8	Agent in Its Individual Capacity ~~54~~56

8.9	Successor Administrative Agent ~~54~~56

8.10	Syndication Agent and Documentation Agents ~~55~~57

SECTION 9. MISCELLANEOUS	~~55~~57

9.1	Amendments and Waivers ~~55~~57

9.2	Notices ~~56~~58

9.3	No Waiver; Cumulative Remedies ~~57~~59

9.4	Survival of Representations and Warranties ~~57~~59

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Page

9.5	Payment of Expenses and Taxes ~~58~~59

9.6	Successors and Assigns; Participations and Assignments ~~59~~61

9.7	Adjustments; Set‑off ~~62~~64

9.8	Counterparts ~~63~~65

9.9	Severability ~~63~~65

9.10	Integration ~~63~~65

9.11	GOVERNING LAW ~~63~~65

9.12	Submission To Jurisdiction; Waivers ~~63~~65

9.13	Acknowledgements ~~64~~66

9.14	Confidentiality ~~65~~67

9.15	WAIVERS OF JURY TRIAL ~~65~~67

9.16	Pledged Bonds and Other Collateral ~~65~~67

9.17	Interest Rate Limitation ~~65~~67

9.18	USA PATRIOT Act ~~66~~68
SCHEDULES:
1.1A    Revolving Commitments
3.15    Subsidiaries
6.4(g)    Property to be Disposed
EXHIBITS:
A    Form of Closing Certificate
B    Form of Assignment and Assumption
C    Form of Exemption Certificate

509265-1205-13794-Active.16067922    --iii-

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”), dated as of September 29, 2011, among WESTAR ENERGY, INC., a Kansas corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent, CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and BANK OF AMERICA, N.A., THE BANK OF NEW YORK MELLON, UNION BANK, N.A., and WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agents (collectively in such capacity, the “Documentation Agents”).
WHEREAS, the Borrower entered into a Third Amended and Restated Credit Agreement, dated as of February 22, 2008 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and the several banks and other financial institutions or entities parties thereto as lenders and agents;
WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 4.1 hereof; and
WHEREAS, it is the intent of the parties hereto, and the parties hereto agree, that (x) this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations or liabilities and (y) this Agreement shall amend and restate in its entirety the Existing Credit Agreement;
NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Closing Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:
SECTION 1.  DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBOR Rate for a one-month Interest Period in effect on such day plus 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.
“ABR Loans”: Revolving Loans the rate of interest applicable to which is based upon the ABR.
“ABR Swingline Loan”: as defined in Section 2.18(a).
“Accounts Receivable Financing”: any receivables securitization program or financing, and any refinancing, refunding, renewal, extension or replacement thereof pursuant to which the Borrower or any of its Subsidiaries sells accounts receivables and related receivables; provided, that the amount of capacity available under such Accounts Receivable Financing does not exceed $150,000,000 and the non-recourse nature of such Accounts Receivable Financing is maintained.\
“Additional Commitment”: as defined in Section 2.21(c).
“Additional Extensions of Credit”: as defined in Section 9.1.
“Additional Lender”: as defined in Section 2.21(a).
“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agents”: the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agents.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“Anti-Corruption Laws”: all laws, rules and regulations of any U.S. jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: the rate per annum set forth under the relevant column heading below based on the applicable Debt Rating:

Level	Debt Rating	Commitment Fee	ABR Loans	LIBOR Rate Loans/ Letters of Credit
I	≥ AA-/Aa3	0.060%	0.00%	0.75%
II	A+/A1	0.075%	0.00%	0.875%
III	~~≥~~A/A2	0.100%	0.00%	1.00%
I~~I~~V	A-/A3	0.125%	0.125%	1.125%
~~III~~V	BBB+/Baa1	0.175%	0.250%	1.25%
VI~~V~~	BBB/Baa2	0.225%	0.500%	1.50%
VII	≤ BBB-/Baa3	0.275%	0.750%	1.75%

~~VI~~	~~≤BB+/Ba1~~	~~0.375%~~	~~1.00%~~	~~2.00%~~

As used in this definition, “Debt Rating” means (A) as of any date of determination prior to the Collateral Release Date, the rating as determined by S&P or Moody’s of the higher of (x) KGE’s senior secured non-credit enhanced long-term indebtedness and (y) the Borrower’s senior unsecured non-credit enhanced long-term indebtedness and (B) as of any date of determination on or after the Collateral Release Date, the rating as determined by either S&P or Moody’s of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness; provided that (a) if the Borrower is split-rated, the applicable level shall be based on the higher of the two Debt Ratings (the lower pricing), and (b) if the two Debt Ratings are two or more levels apart, the applicable level shall be determined by reference to the level one Debt Rating lower than the higher of the two Debt Ratings. If the ratings established or deemed to have been established by Moody’s and S&P for the Debt Ratings shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in a Debt Rating shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund”: as defined in Section 9.6(b).
“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Arrangers”: collectively, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., The Bank of New York Mellon, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Union Bank, N.A., and Wells Fargo Securities, LLC, in their respective capacities as joint lead arrangers and joint bookrunners.
“Assignee”: as defined in Section 9.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.
“Auto-Extension Letter of Credit”: as defined in Section 2.3(d).
“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
“Benefitted Lender”: as defined in Section 9.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.

“Borrower Indenture”: the Mortgage and Deed of Trust, dated July 1, 1939, between the Borrower and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as Trustee, as amended or supplemented from time to time.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests (i) the Lenders to make Revolving Loans hereunder or (ii) the Swingline Lender to make Swingline Loans hereunder.
“Business”: as defined in Section 3.17(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Rate Loans or ABR Loans the rate of interest applicable to which is based upon the LIBOR Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Lender or the Swingline Lender (as applicable) and the Lenders, as collateral for the L/C Exposure, the Swingline Exposure, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or the Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Control”: shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d‑5, as in effect on the date hereof, promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall, after the date hereof, become the “beneficial owner” (within the meaning of Rule 13d‑3, as in effect on the date hereof, promulgated by the SEC under the Exchange Act), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who are not Continuing Directors.
“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is September 29, 2011.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Collateral Agent”: JPMorgan Chase Bank, N.A., in its role as collateral agent under the KGE Collateral Agreement.
“Collateral Release Date”: the date on which the Collateral is released pursuant to Section 22(a) of the KGE Collateral Agreement.
“Commodity Price Protection Agreement”: in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Revolving Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Revolving Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Revolving Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.
“Confidential Information Memorandum”: the Confidential Information Memorandum dated September 2011 and furnished to certain Lenders.
“Consolidated Debt to Capital Ratio”: at any date, the ratio of (i) Consolidated Total Debt to (ii) the sum of Consolidated Total Debt, Consolidated Net Worth and Preferred Stock of the Borrower; provided that for purposes of this definition Consolidated Net Worth shall not be reduced or increased as a result of the Dispositions permitted by Section 6.4(e).
“Consolidated Net Worth”: at any date, on a consolidated basis (without regard to any variable interest entity) for the Borrower and its Subsidiaries, the sum of common stock taken at par value, paid in capital and retained earnings at such date, all determined in accordance with GAAP consistently applied.
“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (excluding Indebtedness of any variable interest entity as to which (i) no Group Member provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) and (ii) there is no recourse to the Capital Stock or assets of any Group Member and the relevant legal documents so provide), determined on a consolidated basis in accordance with GAAP consistently applied.

“Continuing Directors”: members of the board of directors of the Borrower who (i) were directors on the date hereof, (ii) had been directors for at least two years or (iii) were recommended or elected with the affirmative vote of a majority of the then Continuing Directors at a meeting at which at least 60 percent of the then Continuing Directors were present.
“Contractual Obligation”: as to any Person, any obligation of such Person under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender”: as defined in Section 2.1(b).
“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: subject to Section 2.20(b), any Lender that, as reasonably determined by the Administrative Agent (with notice to the Borrower of such determination), (i) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans or participations in Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (ii) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (iv) has, or has a direct or indirect parent company that has (a) become the subject of a proceeding under any Debtor Relief Law or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation or its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Disposition”: with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Documentation Agents”: as defined in the preamble hereto.
“Dollars” and “$”: the lawful currency of the United States.
“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the effect of the environment on human health or the protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Default”: any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act Documents”: (a) the annual report of the Borrower on Form 10-K for the fiscal year ended December 31, 2010 and all amendments thereto prior to the Closing Date, (b) the quarterly reports of the Borrower on Form 10-Q for the fiscal periods ended March 31, 2011 and June 30, 2011, and all amendments thereto prior to the Closing Date, and (c) the reports of the Borrower on Form 8-K dated February 22, 2011, February 24, 2011 (to the extent related to Item 5.02), May 6, 2011, May 13, 2011, May 19, 2011 (to the extent related to Item 5.02), May 20, 2011, July 6, 2011 (to the extent related to Item 5.02) and August 2, 2011 (to the extent related to Item 5.02).
“Excluded Taxes”: as defined in Section 2.14(a).
“Existing Credit Agreement”: as defined in the preamble hereto.
“Extending Lender”: as defined in Section 2.1(b).
“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections ~~whether~~and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (in existence on the Closing Date or promulgated or published thereafter).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.
“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
“Financial Officer”: with respect to any corporation, the chief financial officer, principal accounting officer or treasurer of such corporation.
“Fronting Exposure”: at any time there is a Defaulting Lender, (i) with respect to any Issuing Lender, such Defaulting Lender’s L/C Exposure with respect to Letters of Credit issued by such Issuing Lender other than such portion of such Defaulting Lender’s L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.20, and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.20.

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1; provided that notwithstanding any other provisions contained herein all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding anything in the foregoing paragraph, if any Accounting Change is in effect on the date hereof but has not been reflected in the preparation of the most recent financial statements, GAAP shall be determined in accordance with such Accounting Change.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including the KCC), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members”: the collective reference to the Borrower and its Subsidiaries.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv)  otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Increasing Lender”: as defined in Section 2.21(a).
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, provided that if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, the amount of such Indebtedness shall not exceed the fair market value of such property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers acceptances, letters of credit (other than trade letters of credit and letters of credit with respect to which the obligations of such Person have been cash collateralized), surety bonds or similar arrangements issued or entered into to support Indebtedness, (g) all net payment obligations of such Person in respect of Swap Agreements (provided that such payment obligations shall be disregarded in determining Indebtedness for purposes of calculating the financial covenants contained in Section 6.1), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that the amount of such Indebtedness shall not exceed the fair market value of such property). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Indebtedness shall not include any obligations under the Accounts Receivable Financing.
“Indentures”: the collective reference to the Borrower Indenture and the KGE Indenture.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any ABR Loan or Swingline Loan, the last day of each March, June, September and December to occur while such ABR Loan or Swingline Loan is outstanding and the final maturity date of such ABR Loan or Swingline Loan, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.
“Interest Period”: as to any LIBOR Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two or three weeks thereafter or one, two, three or six months thereafter (or such other period as may be approved by the Administrative Agent and available to all Lenders), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two or three weeks thereafter or one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    the Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Rate Loan during an Interest Period for such Revolving Loan.
“IRS”: as defined in Section 2.14(a).
“Issuing Lenders”: each of JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank, National Association, or any Affiliate thereof, each in its capacity as issuer of any Letter of Credit, and any other Lender selected by the Borrower to be an Issuing Lender with the consent of the Administrative Agent and such Lender, in such capacity; provided that the number of Issuing Lenders shall not at any time exceed three; provided further that the Borrower may remove or replace an Issuing Lender from such capacity at any time so long as no Letters of Credit issued by such Issuing Lender are then outstanding (it being understood that in the event of an assignment or similar arrangement such Letters of Credit shall no longer be deemed to be issued by the assigning Issuing Lender) and no amounts are owing to such Issuing Lender in respect of any Letters of Credit previously issued by it.
“KCC”: the State Corporation Commission of the State of Kansas.

“KGE”: Kansas Gas and Electric Company, a Kansas corporation and a Subsidiary.
“KGE Collateral Agreement”: the Collateral and Guarantee Agreement, dated as of the Closing Date, made by and between KGE with and in favor of JPMorgan Chase Bank, N.A., as collateral agent.
“KGE Indenture”: the Mortgage and Deed of Trust, dated April 1, 1940, between KGE and BNY Midwest Trust Company.
“L/C Commitment”: up to $300,000,000; it being understood that the commitment of each of JPMorgan Chase Bank, N.A., Citibank, N.A. and U.S. Bank, National Association to issue Letters of Credit is $100,000,000 (unless otherwise agreed in writing by JPMorgan Chase Bank, N.A., Citibank, N.A. or U.S. Bank, National Association, respectively, in their discretion, together with the Borrower).
“L/C Exposure”: as to any Lender at any time, an amount equal to such Lender’s Revolving Percentage of the L/C Obligations then outstanding.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.3(j).
“L/C Participants”: the collective reference to all the Lenders other than the applicable Issuing Lender.
“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and any New Lender.
“Letter of Credit Fee”: as defined in Section 2.3(e).
“Letters of Credit”: as defined in Section 2.3(a).
“LIBOR”: with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate per annum determined on the basis of the rate for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page (or any successor page) ~~that represents an average British Bankers Association Interest Settlement~~as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such ~~R~~rate) for Dollar deposits as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), “LIBOR” shall be the rate determined by the Administrative Agent to be the rate or arithmetic mean of rates at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period for the number of days comprised therein.
“LIBOR Market Index Rate”: with respect to any day, the rate per annum for one month Dollar deposits appearing on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 A.M., London time, on such day.

“LIBOR Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
LIBOR
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1.00 ‑ Reserve Requirements
“LIBOR Rate Loans”: Revolving Loans the rate of interest applicable to which is based upon the LIBOR Rate (excluding Revolving Loans the rate of interest applicable to which is based upon the LIBOR Rate as required by the definition of ABR).
“LIBOR Rate Swingline Loan”: as defined in Section 2.18(a).
“LIBOR Tranche”: the collective reference to LIBOR Rate Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Revolving Loans shall originally have been made on the same day).
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease Obligation having substantially the same economic effect as any of the foregoing).
“Loan Documents”: this Agreement and the Security Documents.
“Loan Parties”: each Group Member that is a party to a Loan Document.
“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Significant Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lender”: as defined in Section 2.1(b).
“Non-Excluded Taxes”: as defined in Section 2.14(a).
“Non-Extension Notice Date”: as defined in Section 2.3(d).
“Non-U.S. Lender”: as defined in Section 2.14(~~d~~e).

“Noticed Anniversary Date”: as defined in Section 2.1(b).
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“OFAC”: the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document excluding, in each case, such amounts that result from the Administrative Agent’s or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Loan Document other than any such amounts resulting from assignment or participation that is requested or required by the Borrower.
“Participant”: as defined in Section 9.6(c).
“Participant Register”: as defined in Section 9.6(c).
“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledged Bonds”: as defined in the KGE Collateral Agreement.
“Preferred Stock”: any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon a voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Properties”: as defined in Section 3.17(a).
“Refunded Swingline Loans”: as defined in Section 2.19(b).
“Register”: as defined in Section 9.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 2.3(j) for amounts drawn under Letters of Credit.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.
“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.; provided that the Revolving Extensions of Credit held by and the Revolving Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Requirements”: for any day as applied to a LIBOR Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
“Restricted Payment”: the declaration or payment of any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or the making of any payment on account of, or the setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Subsidiary, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Subsidiary (other than any distribution of common stock of the Person making such distribution).
“Revolving Commitment”: as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $730,000,000.
“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s L/C Exposure and (c) such Lender’s Swingline Exposure.
“Revolving Loans”: as defined in Section 2.1(a).
“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Revolving Extensions of Credit then outstanding; provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.
“Revolving Termination Date”: the earlier to occur of (i) the date on which the Revolving Commitments terminate in accordance with the terms of this Agreement and (ii) September 29, 2016, in each case as such date may be extended pursuant to Section 2.1(b).
“S&P”: Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc.
“Sanctioned Country”: at any time, a country or territory that is itself the subject or target of any comprehensive territorial Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person”: a Person that (a) is named on the list of “Specially Designated Nationals” or “Blocked Persons” on the most current list published by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or as otherwise published from time to time or (b) is (x) an agency of the government of a Sanctioned Country, (y) an organization controlled by the government of a Sanctioned Country or (z) a person resident in a Sanctioned Country, to the extent the subject of Sanctions or (c) otherwise the subject of any current U.S. sanctions administered by OFAC.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“SEC”: the Securities and Exchange Commission.
“Second Extension Agreement”: the Second Extension Agreement, dated as of [ ], 2014, among the Borrower, KGE, the several banks and other financial institutions or entities party thereto, the Administrative Agent, the Syndication Agents and the Documentation Agents.

“Second Extension Date”: the date on which the conditions precedent set forth in Section III of the Second Extension Agreement shall have been satisfied.
“Security Documents”: the collective reference to the KGE Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Significant Subsidiary”: at any time, (i) KGE and (ii) any other Subsidiary which at such time shall be a significant subsidiary of the Borrower within the meaning of Regulation S‑X of the SEC as in effect on the date hereof.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Supermajority Lenders”: at any time, the holders of at least 66‑2/3% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Extensions of Credit held by and the Revolving Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries or (b) Commodity Price Protection Agreement shall be a “Swap Agreement”.
“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.18(a) in an aggregate principal amount at any one time outstanding not to exceed $75,000,000 (or such lesser amount agreed in writing by the Swingline Lender, in its discretion, together with the Borrower).
“Swingline Exposure”: ~~as to any~~at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time~~, an amount equal to such Lender’s~~ shall be the sum of (a) its Revolving Percentage of the ~~aggregate~~total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as the Swingline Lender and (b) if such lender shall be the Swingline Lender, the principal amount of all Swingline Loans ~~then~~made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans).
“Swingline Lender”: JPMorgan Chase Bank, N.A.~~,~~ in its capacity as the lender of Swingline Loans.
“Swingline Loans”: as defined in Section 2.18(a).
“Swingline Participation Amount”: as defined in Section 2.19(~~c~~b).
“Syndication Agent”: as defined in the preamble hereto.
“Taxes”: as defined in Section 2.14(a).
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.
“Transferee”: any Assignee or Participant.
“Transactions”: the collective reference to the making of the financing contemplated by this Agreement and the granting of the security interest and the making of the guarantee pursuant to the KGE Collateral Agreement.
“Type”: as to (i) any Revolving Loan, its nature as an ABR Loan or a LIBOR Rate Loan, or (ii) any Swingline Loan, its nature as an ABR Swingline Loan or a LIBOR Rate Swingline Loan.
“United States”: the United States of America.
“Unreimbursed Amount”: as defined in Section 2.3(g).
“Westar Industries”: Westar Industries, Inc., a Delaware corporation.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (iv) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (v) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (vii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein) and (viii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2.   AMOUNT AND TERMS OF REVOLVING COMMITMENTS
2.1    Revolving Commitments.
(a)    Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.18) to the sum of (i) to such Lender’s Revolving Percentage of the ~~sum of (i)~~ L/C Obligations then outstanding and (ii) ~~the aggregate principal amount of~~ such Lender’s Swingline ~~Loans~~Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be LIBOR Rate Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.
(b)    The Borrower shall repay to each Lender its outstanding Revolving Loans on the Revolving Termination Date and shall repay such other Revolving Loans so that the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments to be in effect thereafter. The

Borrower may request that the Revolving Commitments be extended for additional one year periods by providing not less than 65 days’ written notice to the Administrative Agent prior to September 29 of any year (each, a “Noticed Anniversary Date”). If a Lender agrees, in its individual and sole discretion, to extend its Revolving Commitments (such Lender, an “Extending Lender”), it will notify the Administrative Agent, in writing, of its decision to do so and the maximum amount of Revolving Commitments it agrees to so extend no later than 20 days prior to the applicable Noticed Anniversary Date, which notice shall be irrevocable. The Administrative Agent will notify the Borrower, in writing, of the Lenders’ decisions no later than 15 days prior to such Noticed Anniversary Date. The Extending Lenders’ and the New Lenders’ (as defined below) Revolving Commitments and the Revolving Termination Date will be extended for an additional year from the then-applicable Revolving Termination Date; provided that (i) more than 50% of the Total Revolving Commitments outstanding on the applicable Noticed Anniversary Date are extended or otherwise committed to by Extending Lenders and any New Lenders, (ii) no Default or Event of Default shall have occurred and be continuing and (iii) the representations and warranties set forth in Section 3 hereof if not qualified as to materiality shall be true and correct in all material respects and all other representations and warranties set forth in Section 3 hereof shall be true and correct, in each case on and as of such date with the same force and effect as if made on or as of such date (except for those representations and warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties, if not qualified as to materiality, shall be true and correct in all material respects and all such other representations and warranties shall be true and correct, in each case as of such specific date). No Lender shall be required to consent to any such extension request and any Lender that declines or does not respond to the Borrower’s request for commitment renewal (a “Declining Lender”) will have its Revolving Commitments terminated on the then existing termination date (without regard to any renewals by other Lenders). The Borrower will have the right to accept commitments from third party financial institutions acceptable to the Administrative Agent (the “New Lenders”) in an amount equal to the amount of the Revolving Commitments of any Declining Lenders; provided that the Extending Lenders will have the right to increase their Revolving Commitments up to the amount of the Declining Lenders’ Revolving Commitments before the Borrower will be permitted to substitute any other financial institutions for the Declining Lenders. ~~The~~After the Second Extension Date, the Borrower may only extend the Revolving Termination Date two times pursuant to this Section 2.1(b).
2.2    Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Rate Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans) (provided further that any such notice of a borrowing of ABR Loans to finance payments required by Section 2.3(j) may be given not later than 11:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) the amount of each such Type of Revolving Loan and, in the case of LIBOR Rate Loans, the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date may be ABR Loans or LIBOR Rate Loans (subject, in the case of LIBOR Rate Loans, to the receipt of a customary funding indemnity letter not less than three (3) Business Days prior to the Closing Date). Each borrowing under the Revolving Commitments shall be in an amount equal to $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.19. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its Revolving Percentage of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
2.3    Letters of Credit.
(a)    Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.3(g), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the period from and including the Closing Date to the date that is five Business Days prior to the Revolving Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment (or the L/C Obligations in respect of Letters of Credit issued by such Issuing Lender exceed its maximum L/C Commitment as set forth in the definition thereof), (ii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (iii) any Lender is a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iii)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods as set forth in Section 2.3(d) (which shall in no event extend beyond the date referred to in clause (y) above); provided further that at any time the Revolving Commitments have been extended pursuant to Section 2.1(b), the L/C Obligations shall not exceed the Total Revolving Commitments scheduled to be in effect through the end of any extended Revolving Commitment Period. Letters of Credit issued under the Existing Credit Agreement and outstanding on the Closing Date shall continue to constitute Letters of Credit hereunder.
(b)    No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
(c)    The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(d)    If the Borrower so requests in any applicable Application, an Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is five Business Days prior to the Revolving Termination Date; provided, however, that an Issuing Lender shall not permit any such extension if such Issuing Lender (A) has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof or (B) has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower, in each case, that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.
(e)    The Borrower will pay a fee on all outstanding Letters of Credit (a “Letter of Credit Fee”) at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Rate Loans, shared among the Lenders in accordance with their respective Revolving Percentages and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which neither the Borrower nor such Defaulting Lender has provided Cash Collateral satisfactory to the applicable Issuing Lender (in its sole discretion) shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant Section 2.20(a)(iii), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account; provided further that if the Borrower provides Cash Collateral in respect of the Fronting Exposure of such Defaulting Lender, such fee shall not be payable by the Borrower or, if paid, shall be returned to the Borrower. In addition, the Borrower shall pay to each applicable Issuing Lender for its own account a fronting fee for each Letter of Credit requested by the Borrower in such amount and at such times as may be set forth in a separate letter agreement between the Borrower and such Issuing Lender.
(f)    In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
(g)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed (the “Unreimbursed Amount”), and such amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft shall be deemed to be an ABR Loan for all purposes hereunder. With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of ABR Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Revolving Percentage of such Unreimbursed Amount which shall be deemed payment in respect of its participation obligation under this Section 2.3(g). Each L/C Participant’s obligations to make the Revolving Loans referred to in this Section 2.3(g) and to purchase participating interests pursuant to this Section 2.3(g) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(h)    If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 2.3(g) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.3(g) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(i)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Percentage of such payment in accordance with Section 2.3(g), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its Revolving Percentage thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
(j)    If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such draft, either directly or through the incurrence of a Revolving Loan pursuant to Section 2.3(g). Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in Section 2.9(b).

(k)    The Borrower’s obligations under this Section 2.3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.3(j) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.
(l)    If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
(m)    To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.3, the provisions of this Section 2.3 shall apply.
(n)    Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the International Standby Practices shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
2.4    Commitment Fees, etc.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Applicable Margin on the average daily amount of the Available Revolving Commitment of such Lender (determined without giving effect to the aggregate principal amount of Swingline Loans then outstanding) during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof; provided, however, that no commitment fee shall accrue on the Available Revolving Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender.
(b)    The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.
2.5    Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the

Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to any whole multiple of $1,000,000.
2.6    Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans and Swingline Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent (or, with respect to Swingline Loans, the Swingline Lender) no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of LIBOR Rate Loans, no later than 11:00 A.M., New York City time, on the Business Day thereof in the case of ABR Loans, and no later than 1:00 P.M., New York City time, on the Business Day thereof in the case of Swingline Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, ABR Loans or Swingline Loans; provided that if a LIBOR Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Each prepayment of the Revolving Loans made pursuant to this Section 2.6 shall be applied ratably among the Lenders holding the Revolving Loans being prepaid, in proportion to the principal amount held by each; provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any optional prepayment of the Revolving Loans shall, if the Administrative Agent so directs at the time of such optional prepayment, be applied in accordance with Section 2.20(a)(ii).
2.7    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert LIBOR Rate Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day of the proposed conversion; provided that any such conversion of LIBOR Rate Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to LIBOR Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversion. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any LIBOR Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Loans; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has, on the direction of the Required Lenders and upon notice to the Borrower, determined not to permit such continuations; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Revolving Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.8    Limitations on LIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBOR Rate Loans comprising each LIBOR Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 20 LIBOR Tranches shall be outstanding at any one time.
2.9    Interest Rates and Payment Dates.
(a)    Each LIBOR Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin. Each LIBOR Rate Swingline Loan shall bear interest at a rate per annum equal to the LIBOR Market Index Rate plus the Applicable Margin for LIBOR Rate Loans.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin. Each ABR Swingline Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin for ABR Loans.
(c)    (i) If all or a portion of the principal amount of any Revolving Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Revolving Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).
(d)    Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.10    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that with respect to (i) any commitment fee, (ii) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and (iii) Swingline Loans the rate of interest on which is calculated on the basis of the Prime Rate, in each case such commitment fee or such interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the ABR or the Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).
2.11    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or
(b)    the Administrative Agent shall have received notice from the Required Lenders that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to LIBOR Rate Loans shall be continued as ABR Loans and (z) any outstanding LIBOR Rate Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Revolving Loans to LIBOR Rate Loans, nor shall any LIBOR Rate Swingline Loans be made.
2.12    Pro Rata Treatment and Payments.
(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.
(b)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.
(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.
(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
2.13    Requirements of Law.
(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (including (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, in each case regardless of the date enacted, adopted, issued or implemented):
(i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for any Non-Excluded Tax or Other Tax covered by Section 2.14 and the imposition of, or any changes in the rate of, any Excluded Tax);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate; or

(iii)    shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Rate Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable. Upon any Lender becoming aware that it is entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof (including (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, in each case regardless of the date enacted, adopted, issued or implemented) shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis for such reduction.
(c)    Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than one hundred fifty days prior to the date that such Lender notifies the Borrower of such Lender’s demand for compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred fifty-day period shall be extended to include the period of such retroactive effect.
(d)    A certificate as to any additional amounts payable pursuant to this Section submitted in good faith by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.
2.14    Taxes.
(a)    All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively “Taxes”), excluding (i) net income Taxes and franchise Taxes

(imposed in lieu of net income Taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) Taxes attributable to the Administrative Agent or any Lender’s failure to comply with the requirements of Section 2.14(~~d~~e) or 2.14(~~e~~f)(f), (iii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (iv) in the case of a payment to a Lender, United States withholding Taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or changes its lending office, except, in each case, to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, or that such Lender was entitled, at the time of a change in the Lender’s lending office, to receive additional amounts pursuant to this paragraph or (v) any Tax to the extent imposed as a result of the Administrative Agent’s or any Lender’s (A) failure to comply with the applicable requirements of FATCA in such a way to reduce such tax to zero or (B) election under Section 1471(b)(3) of the Code (all Taxes excluded by clauses (i) through (v), “Excluded Taxes”; all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on behalf of the Borrower under any Loan Document, “Non-Excluded Taxes”). If any Non-Excluded Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or any other Loan Document, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (ii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure or imposition, except to the extent such amounts are found by a final and nonappealable decision of a court of competent jurisdiction to have become payable as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender. Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes that are attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(d)    Each Lender that is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue

Service (“IRS”) Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(~~d~~e)    Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of ~~U.S. Internal Revenue Service (“~~IRS~~”)~~ Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms) properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, (ii) in the case of a Non‑U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non‑U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non‑U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non‑U.S. Lender. Each Non‑U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). In addition, each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent such other tax forms or other documents as shall be prescribed by applicable law, to the extent applicable, (x) to demonstrate that payments to such Lender under this Agreement and the other Loan Documents are exempt from any United States federal withholding tax imposed pursuant to FATCA or (y) to allow the Borrower and the Administrative Agent to determine the amount to deduct or withhold under FATCA from a payment hereunder. Notwithstanding any other provision of this paragraph, a Non‑U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non‑U.S. Lender is not legally able to deliver.
(~~e~~f)    A Lender that is entitled to an exemption from or reduction of non‑U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
(~~f~~g)    If any Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or KGE pursuant to this Section 2.14, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund) to the Borrower or KGE (as appropriate), net of all out-of-pocket expenses of such Lender or Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by such Lender or Administrative Agent on such interest); provided that the Borrower or KGE (as appropriate), upon the request of the Lender or Administrative Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.
(~~g~~h)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.
2.15    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from LIBOR Rate Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Rate Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Revolving Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted in good faith to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.
2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or Section 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or Section 2.14(a).
2.17    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or Section 2.14(a) or (b) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or Section 2.14(a), (iv) the replacement financial institution shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced

Lender under Section 2.15 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or Section 2.14(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (x) to the extent the replacement results from a claim for compensation under Section 2.13 or Section 2.14, such replacement will result in a reduction in such compensation or payments thereunder.
2.18    Swingline Commitment.
(a)    Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments ~~from time to time during the Revolving Commitment Period~~ by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the sum of (x) the aggregate principal amount of outstanding Swingline Loans ~~outstanding at any time~~ made by the Swingline Lender, (y) the aggregate principal amount of outstanding Revolving Loans made by the Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of the Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect, (ii) the sum of the outstanding Swingline Loans shall not exceed the Swingline Commitment ~~then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect)~~ and (iii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided further that the Swingline Lender shall not be required to make a Swingline Loan (i) to refinance an outstanding Swingline Loan or (ii) if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iii)) with respect to the Defaulting Lender arising from either, in its sole discretion, (a) the Swingline Loan then proposed to be made or (b) the Swingline Loan then proposed to be made and all other Swingline Loans as to which the Swingline Lender has actual or potential Fronting Exposure. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. A Swingline Loan shall bear interest at either (x) a rate based on the ABR (such Swingline Loan to be an “ABR Swingline Loan”) or (y) a rate based on the LIBOR Market Index Rate (such Swingline Loan to be a “LIBOR Rate Swingline Loan”), as determined by the Borrower.
(b)    The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the date that is fourteen days (subject to the provisions of Section 2.12(c)) after such Swingline Loan is made~~.~~; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loans shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
2.19    Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)    Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 3:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (iii) the Type of Swingline Loans requested. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 4:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan ~~to be made~~requested by the ~~Swingline Lender~~Borrower. The Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Percentage times the amount of such Swingline Loan.
(b)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. Revolving Loans made pursuant to this Section 2.19(b) shall be ABR Loans except as otherwise agreed by the Borrower.
(c)    If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.19(b), one of the events described in Section 7(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.19(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.19(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
(d)    Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that any portion of such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(e)    Each Revolving Lender’s obligations to make the Revolving Loans referred to in Section 2.19(b) and to purchase participating interests pursuant to Section 2.19(~~c~~b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
2.20    Defaulting Lenders.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 9.1.
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lenders or the Swingline Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender in respect of any participation in or refunding of any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or any L/C Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.4 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and obligations in respect of Letters of Credit owed to, all non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or obligations in respect of Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    All or any part of such Defaulting Lender’s L/C Exposure and its Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non‑Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) no Default shall have occurred and be continuing (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such condition is satisfied at such time) and (y) such reallocation does not cause the Revolving Extensions of Credit of any non‑Defaulting Lender to exceed such non‑Defaulting Lender’s Revolving Commitment.
(iv)    If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s L/C Exposure and its Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (iii) above) in accordance with the procedures set forth in Section 2.20(c) for so long as such L/C Obligations or Swingline Loans are outstanding.
(b)    If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Credit Percentages (without giving effect to Section 2.20(a)(iii), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    At any time that there shall exist a Defaulting Lender, within two Business Days upon the request of the Administrative Agent, any Issuing Lender or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting

Exposure (after giving effect to Section 2.20(a)(iii) and any Cash Collateral provided by the Defaulting Lender).
(i)    All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Exposure or Swingline Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(iii)    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that the Person providing Cash Collateral and each applicable Issuing Lender or Swingline Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.21    Increase in Revolving Commitments.
(a)    From time to time on and after the Closing Date and prior to the Revolving Termination Date but not more than 2 times during any 12-month period, the Borrower may, upon at least 30 days notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Revolving Commitments by an amount which (i) is not less than $10,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, with respect to any such request, and (ii) when aggregated with all prior and concurrent increases in the Revolving Commitments pursuant to this Section 2.21, is not in excess of $270,000,000; provided that at no time shall the Total Revolving Commitments exceed $1,000,000,000. The Borrower may increase the aggregate amount of the Revolving Commitments by (x) having another lender or lenders (each, an “Additional Lender”) become party to this Agreement, (y) agreeing with any Lender (with the consent of such Lender in its sole discretion) to increase its Revolving Commitment hereunder (each, an “Increasing

Lender”) or (z) a combination of the procedures described in clauses (x) and (y) of this sentence; provided that no Lender shall be obligated to increase its Revolving Commitment without its consent.
(b)    Any increase in the Total Revolving Commitments pursuant to this Section 2.21 shall be subject to the satisfaction of the following conditions:
(i)    Each of the representations and warranties contained in Section 3 and in the other Loan Documents shall be, if qualified as to materiality, true and correct and all other representations and warranties shall be true and correct in all material respects, in each case on and as of such date of increase with the same effect as if made on and as of such date, both immediately before and after giving effect to such increase (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty, if qualified as to materiality, shall be true and correct and all other such representations and warranties shall be true and correct in all material respects, in each case as of such date);
(ii)    At the time of such increase, no Default shall have occurred and be continuing or would result from such increase;
(iii)    The Borrower shall have delivered to the Administrative Agent (x) a true and complete copy of the resolutions of the board of directors of the Borrower authorizing such increase and a certificate from a Responsible Officer certifying the effectiveness of such resolutions and (y) such legal opinions covering such matters incident to the increase as the Administrative Agent may reasonably require; and
(iv)    (x) Unless the Collateral shall have been released pursuant to Section 22(a) of the KGE Collateral Agreement and without prejudice to the Borrower’s or KGE’s right to require any such release, the Collateral Agent shall have received the physical delivery of bonds in certificated form, registered in the name of the Collateral Agent and issued under either the Borrower Indenture or the KGE Indenture in a principal amount equal to such increase and (y) the Security Documents shall have been amended as necessary in accordance with Section 3(d) of the KGE Collateral Agreement to treat such additional bonds as Pledged Bonds subject to the first priority lien of the Collateral Agent, for the ratable benefit of the Secured Parties (as defined in the KGE Collateral Agreement).
(c)    Upon the effective date of any increase in the amount of the Total Revolving Commitments pursuant to this Section 2.21 (each, an “Additional Commitment”):
(i)    Each Additional Lender or Increasing Lender shall enter into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Additional Lender or Increasing Lender shall, as of the effective date, undertake an Additional Commitment (or, in the case of an Increasing Lender, pursuant to which such Increasing Lender’s Revolving Commitment shall be increased in the agreed amount on such date) and such Additional Lender shall thereupon become (or, if an Increasing Lender, continue to be) a “Lender” for all purposes hereof; and
(ii)    Each of the existing Lenders shall assign to each Person providing an Additional Commitment, and each such Person shall purchase from each of the existing Lenders, Revolving Loans (together with accrued but unpaid interest thereon), in an amount as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and the Persons making the Additional Commitments ratably in accordance with their Revolving Percentages after giving effect to such Additional Commitments.
(d)    This Section 2.21 shall supersede any provisions in Section 9.1 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Borrower, if necessary, to provide for terms applicable to each Additional Commitment.
SECTION 3.   REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Loans, issue or participate in the Letters of Credit and make or participate in the Swingline Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
3.1    Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income and changes in financial position (or of cash flow, as the case may be) as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the opinion of Deloitte & Touche LLP. Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries, as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except as disclosed in the notes thereto). During the period from December 31, 2010, to and including the Closing Date, there has been no Disposition by the Borrower or any Significant Subsidiary of any material part of its business or property other than as disclosed in the Exchange Act Documents.
3.2    No Change. Other than as disclosed in the Exchange Act Documents, since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
3.3    Existence; Compliance with Law. Each of the Borrower and the Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property and assets and to conduct the business in which it is currently engaged, except to the extent the failure to have such power or authority would not result in a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure so to qualify or be in good standing would not result in a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not result in a Material Adverse Effect.
3.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions, the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, other than (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of the Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
3.6    Litigation. Except as set forth in the Exchange Act Documents, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Significant Subsidiary or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.
3.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
3.8    Ownership of Property; Liens. Each of the Borrower and the Significant Subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and that would not reasonably be expected to result in a Material Adverse Effect, and none of such property or assets is subject to any Lien except as permitted by Section 6.2.
3.9    Intellectual Property. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) each of the Borrower and the Significant Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and (c) the use of Intellectual Property by each of the Borrower and the Significant Subsidiaries does not infringe on the rights of any Person in any material respect.
3.10    Taxes. Each of the Borrower and the Significant Subsidiaries has filed or caused to be filed all material federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any

Governmental Authority (other than, in each case, any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the relevant Significant Subsidiary); no material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
3.11    Federal Regulations. No part of the proceeds of any Revolving Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U‑1, as applicable, referred to in Regulation U.
3.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
3.13    ERISA. Except as, in the aggregate, could not reasonably expected to result in material liability to any Group Member, neither a Reportable Event nor any failure to meet the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five‑year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
3.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended from time to time.
3.15    Subsidiaries. As of the Closing Date, Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary with assets of $25,000,000 or more and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party. KGE has no outstanding rights, warrants, options or convertible or exchangeable securities entitling the holders thereof, conditionally or unconditionally, to purchase, subscribe for or otherwise receive shares of capital stock of KGE.

3.16    Use of Proceeds. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes, including, but not limited to, repayment of any Indebtedness and to backstop the issuance of commercial paper.
3.17     Environmental Matters. Except as disclosed in the Exchange Act Documents or as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the facilities and properties owned, leased or operated by the Borrower and the Significant Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
(b)    neither the Borrower nor any Significant Subsidiary has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower and the Significant Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Significant Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Significant Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
(f)    the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g)    neither the Borrower nor any Significant Subsidiary has assumed any liability of any other Person under Environmental Laws.
3.18    Accuracy of Information, etc. The statements contained in this Agreement, any other Loan Document, the Confidential Information Memorandum, the Exchange Act Documents or any other document, certificate or statement furnished or made available by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, as of the date hereof do not (a) contain any untrue statement of a material fact or (b) omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements are or were made, in each case where such material misstatement or omission could adversely affect the rights or interests of the Lenders; provided that, with respect to projected and pro forma financial information contained in the materials referenced above, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, in the Exchange Act Documents or in any other documents, certificates and statements, taken as a whole, furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
3.19    Security Documents. The KGE Collateral Agreement is effective to create in favor of the Collateral Agent thereunder, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Bonds described in the KGE Collateral Agreement, when certificates representing such Pledged Bonds are delivered to the Collateral Agent, the KGE Collateral Agreement shall constitute a perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the KGE Collateral Agreement).
3.20    Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.
3.21    Anti-Corruption Laws and Sanctions.
(a)    The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees and directors, are in compliance with (i) Anti-Corruption Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (ii) applicable Sanctions in all material respects.
(b)    None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person
(c)    No Borrowing or Letter of Credit has been or is intended to be used (i) for the purpose of violating any Anti-Corruption Laws or (ii) in violation of any Sanctions.
SECTION 4.   CONDITIONS PRECEDENT
4.1    Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it and of each Issuing Lender to issue the initial Letters of Credit is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)    Credit Agreement; KGE Collateral Agreement. (i) The Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A and (ii) the Collateral Agent shall have received the KGE Collateral Agreement, executed and delivered by the Collateral Agent, the Borrower and KGE.
(b)    Financial Statements. The Lenders shall have received audited consolidated financial statements of the Borrower for the 2008, 2009 and 2010 fiscal years.
(c)    Approvals. All governmental and third party approvals, if any, necessary in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions.
(d)    Fees. The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
(e)    Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments.
(f)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
(i)    the legal opinion of the Vice President, General Counsel and Corporate Secretary of the Borrower; and
(ii)    the legal opinion of Davis Polk & Wardwell LLP.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
(g)    Pledged Bonds. The Collateral Agent under the KGE Collateral Agreement shall have received the certificates representing the Pledged Bonds.
(h)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected first-priority Lien on the Collateral described therein, shall be in proper form for filing, registration or recordation.
(i)    Account Designation Letter. The Administrative Agent shall have received an Account Designation Letter, together with written instructions from a Responsible Officer, including wire transfer information, directing the payment of the proceeds of the initial Revolving Loans to be made hereunder.
(j)    PATRIOT Act. The Administrative Agent shall have received from the Borrower all documentation and other information requested by the Administrative Agent at least three Business Days prior to the Closing Date that is required to satisfy applicable “know your borrower” and anti-money laundering rules and regulations, including the PATRIOT Act.

4.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it and of each Issuing Lender to issue, extend, amend or renew any Letter of Credit on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than the representations and warranties contained in Sections 3.2 and 3.6, which representations and warranties need only be true and correct on and as of the Closing Date) shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation and warranty specifically relates to any earlier date, in which case such representation and warranty shall have been true and correct in all material respects on and as of such earlier date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing (other than a Revolving Loan deemed to be made pursuant to Section 2.3(g)) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
4.3    Consequences of Effectiveness. On the Closing Date, without further action by any of the parties thereto, the Existing Credit Agreement will be automatically amended and restated to read as this Agreement reads.
SECTION 5.   AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or the Administrative Agent hereunder, it shall and shall cause each of its Significant Subsidiaries to:
5.1    Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent for distribution to the Lenders (except, in the case of the financial statements referred to in paragraphs (a) and (b) below, to the extent such financial statements are contained in materials already delivered to the Administrative Agent pursuant to paragraph (d) below):
(a)    within 120 days after the end of each fiscal year, (i) its consolidated balance sheet and related statements of income and changes in financial position (or of cash flow, as appropriate), showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and (ii) a consolidated balance sheet and related statements of income and changes in financial position (or of cash flow, as the case may be) for KGE as of the end of such fiscal year, showing the consolidated financial condition of KGE and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all certified by a Financial Officer of the

Borrower as fairly presenting the consolidated financial condition and results of operations of KGE in accordance with generally accepted accounting principles consistently applied (except that so long as KGE shall prepare, audited financial statements, any such financial statements of KGE shall be audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such financial statements fairly present the financial condition and results of operations of KGE on a consolidated basis in accordance with generally accepted accounting principles consistently applied);
(b)    within 90 days after the end of each of the first three fiscal quarters of each fiscal year, (i) its consolidated balance sheet and related statements of income and changes in financial position, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with generally accepted accounting principles consistently applied, subject to normal year‑end audit adjustments and (ii) so long as KGE shall prepare, such statements, the consolidated balance sheet and related statements of income and changes in financial condition of KGE and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of KGE and its consolidated Subsidiaries in accordance with generally accepted accounting principles consistently applied, subject to normal year‑end audit adjustments;
(c)    concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Borrower who shall, if applicable, be the Financial Officer opining on or certifying such statements (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.1;
(d)    promptly after the same become publicly available, copies of all reports on Forms 10‑K, 10-Q or 8-K filed by it with the SEC; and
(e)    promptly from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Significant Subsidiary or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
Any financial statement or report required to be furnished pursuant to Section 5.1(a), 5.1(b) or 5.1(d) shall be deemed to have been furnished on the date on which and, provided such date is within the period specified, such requirement will be satisfied if, (A) the Borrower files a form, report or other document with the SEC that contains such financial statement or report required hereunder or (B) the Lenders receive notice that the Administrative Agent has posted such financial statement or report on the IntraLinks website or by other similar electronic means.
5.2    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.3    Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3, and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; ~~and~~ (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect~~.~~; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
5.4    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (and with such risk retention and self-insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business.
5.5    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its relevant books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower or any Significant Subsidiary with officers and employees of the Borrower or any Significant Subsidiary and with their independent certified public accountants.
5.6    Notices. Promptly give notice to the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting any Group Member (i) in which the amount involved is $15,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;
(d)    the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
(e)    any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.6 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
5.7    Environmental Laws.
(a)    Comply in all respects with, and use commercially reasonable efforts to ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
5.8    PATRIOT Act. Deliver all documentation and other information reasonably requested by the Administrative Agent or any Lender that is required to satisfy applicable “know your borrower” and anti-money laundering rules and regulations, including the PATRIOT Act.
SECTION 6.   NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or the Administrative Agent hereunder, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
6.1    Consolidated Debt to Capital Ratio. Permit the Consolidated Debt to Capital Ratio at any time to be greater than 0.65 to 1.00.
6.2    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
(b)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, licensors’, statutory or other like Liens (or deposits to secure the release thereof) arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;
(c)    Liens arising out of pledges or deposits in connection with workers’ compensation, unemployment insurance and other statutory obligations;
(d)    (i) Liens or deposits to secure the performance of bids, letters of credit, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens in favor of the provider of any surety or performance bond or similar arrangement on the underlying contract (and other associated documents and sums due or to become due under the underlying contract) with respect to which such bond was issued or such similar arrangement was made;
(e)    easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)    Liens in existence on the date hereof, securing Indebtedness and any refinancings, refundings, renewals or extensions of such Indebtedness; provided that no such Lien is spread to cover any additional property after the Closing Date (other than pursuant to the Indentures and other than repair, renewals, replacements, additions, accessions, improvements and betterments thereto) and that the amount of Indebtedness secured thereby is not increased, except as otherwise permitted by this Agreement;
(g)    Liens not otherwise permitted by this Section 6.2 securing Indebtedness (including Capital Lease Obligations) of the Borrower or any Subsidiary to finance the acquisition, construction or improvement of property or assets, in an aggregate principal amount at any one time outstanding not to exceed 10% of Consolidated Net Worth; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such property or assets and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and other than any repairs, renewals, replacements, additions, accessions, improvements and betterments thereto, any pledge of any equity interest in any entity formed to hold any such property or asset and any insurance related thereto, any reserve account established in connection with the incurrence of such Indebtedness and the proceeds of any of the foregoing;
(h)    Liens created pursuant to or contemplated by the Loan Documents (including pursuant to Section 2.20(c));
(i)    any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
(j)    Liens on the assets of Westar Industries or its direct or indirect Subsidiaries;
(k)    Liens not otherwise permitted by this Section 6.2 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (i) $35,000,000 and (ii) 10% of Consolidated Net Worth;
(l)    “Permitted Liens”, as such term is defined in the Borrower Indenture, and “Excepted Encumbrances”, as such term is defined in the KGE Indenture;
(m)    Liens securing Indebtedness incurred (or secured by bonds issued) under the Indentures;
(n)    any Lien incurred in connection with the Accounts Receivable Financing and other Liens on (including Liens arising out of the sale of) accounts receivable, contracts and/or other property, assets or rights that give rise to accounts receivable of the Borrower or any Subsidiary or similar rights of the Borrower or any Subsidiary to receive cash over a period of time, any equity interest in any entity formed to hold such property, assets or rights, any reserve account established in connection with such transaction and the proceeds of any of the foregoing;

(o)    Liens that do not interfere materially with the use of the property affected in the ordinary conduct of the Borrower’s or its Subsidiaries’ business and which individually or in the aggregate do not have a Material Adverse Effect;
(p)    Liens on cash collateral or cash equivalents provided in lieu of repayment of pollution control bonds until the remarketing of such bonds;
(q)    Liens existing on any property at the time of acquisition of such property and not created in anticipation of such acquisition or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary;
(r)    Liens arising out of or in connection with court proceedings; provided that (i) the execution or other enforcement of such Liens is effectively stayed or has been appealed and secured, if necessary, by an appeal bond and (ii) the claims secured thereby are being actively contested in good faith by appropriate proceedings or the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies;
(s)    bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff;
(t)    Liens on cash and cash equivalents securing obligations with respect to contracts for the purchase or sale of any energy-related commodity or interest rate or currency rate management contracts or other derivatives obligations;
(u)    Liens incurred in the ordinary course of business for the purpose of securing or collateralizing energy purchases or sales as may be required from time to time by an independent system operator or similar system-governing body in any jurisdiction;
(v)    Liens on or over gas, oil, coal, fissionable material, or other fuel or fuel products as security for any obligations incurred by such Person for the sole purpose of financing the acquisition or storage of such fuel or fuel products or, with respect to nuclear fuel, the processing, reprocessing, sorting, storage and disposal thereof; and
(w)    Liens on property or assets of a Subsidiary securing obligations owing to the Borrower or any Subsidiary.
6.3    Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary of the Borrower; provided that the Borrower or any such other Subsidiary shall be the continuing or surviving corporation;
(b)    any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or to any Wholly Owned Subsidiary of the Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.4;

(c)    transactions not involving the Borrower or a Significant Subsidiary or any of their respective assets (other than the Capital Stock of the Subsidiary involved in such a transaction) may be consummated;
(d)    transactions involving Westar Industries and its Subsidiaries (subject to compliance with Section 6.4), but not involving the Borrower or any of its Subsidiaries other than Westar Industries and its Subsidiaries, may be consummated; and
(e)    the Borrower may consolidate with or merge into, any other corporation, or permit another corporation to merge into it; provided that (i) the surviving corporation, if such surviving corporation is not the Borrower (A) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia, (B) shall expressly assume in a writing satisfactory to the Administrative Agent the due and punctual payment of the Obligations and the due and punctual performance of and compliance with all of the terms of this Agreement and the other Loan Documents to be performed or complied with by the Borrower and (C) shall deliver all documents required to be delivered pursuant to Section 4.1, as applicable, (ii) immediately before and after such merger or consolidation, there shall not exist any Default or Event of Default and (iii) the surviving corporation of such merger or consolidation has, both immediately before and after such merger or consolidation, a Moody’s rating of Baa3 or better or an S&P rating of BBB- or better.
6.4    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    the Disposition of obsolete, worn out, surplus, unnecessary or unused property in the ordinary course of business;
(b)    the Disposition of inventory in the ordinary course of business;
(c)    Dispositions permitted by clause (i) of Section 6.3(b);
(d)    the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or to a Wholly Owned Subsidiary of the Borrower;
(e)    the Disposition (i) of the Capital Stock of Westar Industries and (ii) by Westar Industries of its property;
(f)    the Disposition of accounts receivable, including any Disposition of insured receivables to the relevant insurer, as contemplated by the terms of the instruments governing the Accounts Receivable Financing and of accounts receivable, contracts and/or other property, assets or rights that give rise to accounts receivable of the Borrower or any Subsidiary or similar rights of the Borrower or any Subsidiary to receive cash over a period of time, any equity interest in any entity formed to hold such property, assets or rights, any reserve account established in connection therewith and the proceeds of any of the foregoing to third parties on arm’s length terms and conditions;
(g)    the Disposition of property set forth on Schedule 6.4(g);
(h)    the Disposition not otherwise permitted by this Section 6.4 (the “Applicable Disposition”) of other property the fair market value of which, when aggregated with the fair market value of all Dispositions of property made since the Closing Date in reliance on this Section 6.4(h), does not exceed 25% of the sum of (i) total assets less goodwill of the Borrower and its consolidated Subsidiaries (calculated without giving effect to (A) Westar Industries and its Subsidiaries and (B) Westar Resources (Bermuda), Ltd. and its Subsidiaries) as reflected on the financial statements of the Borrower delivered pursuant to Section 4.1(b) and (ii) any additions to the property, plant and equipment of the Borrower and its consolidated Subsidiaries made after the Closing Date but on or prior to the date of the

Applicable Disposition; provided that the fair market value of any Disposition made pursuant to this Section 6.4(h) shall be determined as of the time such Disposition is made;
(i)    Dispositions pursuant to Requirements of Law; and
(j)    the Disposition of rail cars or other rolling stock, pollution control equipment or other environmental-related property or assets in connection with a sale-leaseback or other transaction that permits the Borrower or its Subsidiaries the continued right to use such property or assets for at least the lesser of (x) ten years and (y) the maximum period of time permitted under the applicable tax or accounting rules (whichever is greater) for the Borrower or such Subsidiary to continue to use such property or assets in order for such transaction to be characterized as a true sale.
6.5    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower) unless such transaction is (x) otherwise permitted under this Agreement and (y) upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
6.6    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any contractual restriction on the ability of any Significant Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Significant Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) the terms of the instruments governing the Accounts Receivable Financing, (iii) Requirements of Law, (iv) any restrictions existing on the Closing Date, (v) any restriction relating to Indebtedness of any Subsidiary and existing at the time it became a Subsidiary (so long as not created in anticipation of such Person becoming a Subsidiary), (vi) any restrictions that result from the refinancing of Indebtedness (provided that such restriction is no less favorable to the Lenders than those under the agreement evidencing the Indebtedness so refinanced) and (vii) in the case of restrictions on asset transfers, (A) any restrictions relating to Indebtedness that limit the right of the debtor to dispose of any property securing such Indebtedness, (B) any restrictions encumbering property at the time such property was acquired by the Borrower or any Subsidiary, so long as such restriction relates solely to the property so acquired, (C) any restrictions resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) any restrictions customarily contained in asset sale agreements limiting the transfer of such property pending the closing of such sale.
6.7    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto, except for businesses that, in the aggregate, do not exceed the greater of 10% of the Borrower’s assets or revenue, in each case, on a consolidated basis.
6.8    Ownership of KGE. (a) Permit any issued and outstanding Capital Stock of KGE to be owned directly or indirectly, beneficially or of record, by any person other than the Borrower, or (b) permit KGE to issue or have outstanding any rights, warrants, options or convertible or exchangeable securities entitling the holders thereof, conditionally or unconditionally, to purchase, subscribe for or otherwise receive shares of Capital Stock of KGE prior to the termination of the Revolving Commitments and the repayment of all Letters of Credit, Revolving Loans and other amounts owing to any Lender or the Administrative Agent hereunder.
6.9    Use of Proceeds. Use, and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 7.   EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Revolving Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.3(a) (with respect to the Borrower and KGE only), Section 5.6(a) or Section 6 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
(e)    the Borrower or any Significant Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans and any Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or
(f)    (i) the Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to meet the “minimum funding standards” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
(h)    one or more judgments or decrees shall be entered against the Borrower or any Significant Subsidiary involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
(i)    any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)    the guarantee contained in Section 2 of the KGE Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(k)    a Change in Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents, including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 8.   THE AGENTS
8.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in‑fact selected by it with reasonable care.
8.3    Exculpatory Provisions. None of the Agents nor any of its respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
8.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans.
8.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6    Non‑Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.
8.7    Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Revolving Loans and all other amounts payable hereunder.
8.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Revolving Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
8.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the

Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
8.10    Syndication Agent and Documentation Agents. Neither the Syndication Agent nor any of the Documentation Agents shall have any duties or responsibilities hereunder in its capacity as such.
SECTION 9.   MISCELLANEOUS
9.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1 (other than any amendments to the Loan Documents contemplated by Section 3(d) of the KGE Collateral Agreement). The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Revolving Loan, forgive any accrued but unpaid interest on any Revolving Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, increase the amount of the Revolving Commitment of any Lender, or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower or KGE of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (except pursuant to Section 22 of the KGE Collateral Agreement), or release KGE from its guarantee under the KGE Collateral Agreement (except pursuant to Section 22 of the KGE Collateral Agreement), in each case without the written consent of all

Lenders; (iv) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent; (v) release any of the Collateral (except pursuant to Section 22 of the KGE Collateral Agreement), amend, modify or waive any provision of Section 6(e) of the KGE Collateral Agreement, increase the amount specified in the definition of “Secured Agreement” in the KGE Collateral Agreement or amend the definition of “Release of Collateral Ratings Level” in the KGE Collateral Agreement, in each case without the written consent of the Supermajority Lenders; (vi) amend, modify or waive any provision of Section 2.12(a) or (b) or Section 9.7(a) without the written consent of each Lender directly affected thereby; (vii) amend, modify or waive any provision of Section 2.3 without the written consent of each Issuing Lender; or (viii) amend, modify or waive any provision of Section 2.18 or 2.19 without the written consent of the Swingline Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and the Supermajority Lenders.
Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.
9.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	818 South Kansas Avenue
Topeka, Kansas 66612
Attention: Chief Financial Officer
Telecopy: 785-575-8061
Telephone: 785-575-8077

with copy to:	Westar Energy, Inc.
818 South Kansas Avenue
Topeka, Kansas 66612
Attention: Vice President, General Counsel and Corporate Secretary
Telecopy: 785-575-8136
Telephone: 785-575-1625

The Administrative Agent:	JPMorgan Chase Bank, N.A.
1111 Fannin, Floor 10 Houston, TX 77002
Attention: Leslie Hill
Telecopy: 713-427-6307
Telephone: 713-750-2318

with a copy to:	JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor New York, NY 10179 Attention: Bridget Killackey
Telecopy: 212-270-3089
Telephone: 212-270-3308

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by posting to IntraLinks or other similar electronic means; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
9.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

9.5    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented or invoiced out‑of‑pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented or invoiced fees and disbursements of one counsel (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Lender, each Swingline Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented or invoiced fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) without duplication of Section 2.14, to pay, indemnify, and hold each Lender, each Issuing Lender, each Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Issuing Lender, each Swingline Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, losses, damages, actions, suits, costs, claims and expenses of any kind or nature with respect to the execution, delivery, enforcement, performance and administration of this Agreement (and the commitment documentation related thereto), the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented or invoiced fees and expenses of one legal counsel for all Indemnitees and, if reasonably necessary, one local counsel for all Indemnitees taken in each relevant jurisdiction, unless an actual or potential conflict of interest exists, in connection with any actual or prospective claims, actions or proceedings whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) any proceeding that does not involve an act or omission by the Borrower or any of Borrower’s Affiliates and is brought by an Indemnitee against any other Indemnitee, provided that notwithstanding this clause (iii) the Administrative Agent shall be indemnified in its capacity as such in all such proceedings. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any

Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Chief Financial Officer of the Borrower (Telephone No. 785‑575‑6530) (Telecopy No. 785‑575‑8061), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive the termination of this Agreement.
9.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided that (i) in the absence of notice from the Borrower to the contrary, such consent shall be deemed granted seven business days after notice to the Borrower (which notice shall include reasonable information regarding the assignee, including creditworthiness) with respect to any assignment to any Lender, any affiliate of any Lender or any Approved Fund and (ii) no consent of the Borrower shall be required if an Event of Default has occurred and is continuing; and
(B)    the Administrative Agent and each Issuing Lender; provided that no consent of the Administrative Agent or any Issuing Lender shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Revolving Loans, the amount of the Revolving Commitments or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) may not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2)  such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;
(D)    no such assignment shall be made to (i) the Borrower, KGE or any of their respective Affiliates or Subsidiaries, (ii) any Defaulting Lender of any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) a natural person; and
(E)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
For the purposes of this Section 9.6, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and to be bound by its obligations under, Sections 2.13, 2.14, 2.15 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount (and interest thereon)

of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation or revocation of designation of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (as to its interest only) at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest thereon) of each participant’s interest in the Revolving Loans or other Obligations under this Agreement (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United

States Treasury Regulations. The entries in each Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and each Agent shall treat each Person whose name is recorded in a Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. Any Participant that is a Non‑U.S. Lender shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(~~d~~e).
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to ~~a~~any central bank or a member bank of the Federal Reserve System or central ~~B~~bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue notes to any Lender requiring notes to facilitate transactions of the type described in paragraph (d) above.
(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Revolving Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
9.7    Adjustments; Set‑off.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Revolving Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other

Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be; provided that in the event that any Defaulting Lender shall exercise any such right of set‑off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender) and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set‑off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by email shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
9.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lenders or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
9.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF

NEW YORK (INCLUDING SECTIONS 5‑1401 AND 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).
9.12    Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided that nothing contained herein will prevent any Lender, the Collateral Agent or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right against any Collateral or any other property of the Borrower in any other forum in which jurisdiction can be established;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
9.13    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    (i) (A) neither the Administrative Agent, the Arrangers, nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or thereof) and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates;
(c)    to the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby; and
(d)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
9.14    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof or any Approved Fund, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, to any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) or to any credit insurance company of nationally recognized standing, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates or any Approved Fund, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender confirms to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
9.15    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.16    Pledged Bonds and Other Collateral. Any provision in any Loan Document (or any document, certificate or statement furnished or made available in connection therewith) referencing, relating to, or purporting to create, any security interest in or other Lien on the Pledged Bonds or other Collateral shall apply to the extent, and only to the extent, of the right, title and interest, if any, of KGE and/or the Borrower, as the case may be, in the Pledged Bonds.
9.17    Interest Rate Limitation. Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any Interest Payment Date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such Interest Payment Date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any Interest Payment Date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent Interest Payment Date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.
9.18    USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lenders and the Administrative Agent.